Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES

CLOSING OF ITS $85 MILLION OFFERING OF ADDITIONAL SENIOR NOTES,

CLOSING OF AN AMENDMENT TO ITS SENIOR SECURED CREDIT FACILITY AND

PARTIAL REDEMPTION OF ITS 11% SENIOR SUBORDINATED NOTES

Uncasville, Connecticut, August 11, 2015 – The Mohegan Tribal Gaming Authority, or the Authority, announced today several financing transactions.

Closing of Additional Senior Notes Offering

On August 11, 2015, the Authority closed its previously announced private placement of an additional $85,000,000 of 9.75% Senior Notes due 2021 (the “New Notes”), issued under the Indenture, dated as of August 15, 2013, among the Authority, as issuer, the Mohegan Tribe of Indians of Connecticut (the “Tribe”), the guarantors party thereto, and U.S. Bank National Association, as trustee. The aggregate principal amount of the Authority’s 9.75% senior notes due 2021 outstanding, including the New Notes, is $585,000,000.

The Authority expects to use the net proceeds from the offering of the New Notes, together with the proceeds of the credit facility amendment described below, to finance the redemption of $175,000,000 of its outstanding 11% senior subordinated notes due 2018, as described below (the “Redemption”) and to pay related fees and expenses.

Closing of Amendment to Senior Secured Credit Facility

The Authority also announced today that it entered into an Increase Joinder and Amendment Agreement (the “Amendment”) with Citizens Bank, N.A., as Administrative Agent, and the Lenders party thereto, amending the Loan Agreement, dated as of November 19, 2013, among the Authority, the Tribe, the Lenders party thereto, Citizens Bank, N.A. (f/k/a RBS Citizens, N.A.), as Administrative Agent and L/C Issuer, and Bank of America, N.A. as Autoborrow Lender and L/C Issuer. Pursuant to the Amendment, the Authority borrowed $90,000,000 of increase term B loans on the same terms as its existing term B loans.

The Authority expects to use the net proceeds from the increase term B loans, together with the net proceeds of the New Notes, to finance the Redemption and to pay related fees and expenses.

Redemption of 11% Senior Subordinated Notes

The Authority also announced today that it has called for redemption $175,000,000 of its 11% senior subordinated notes due 2018 (“Redemption Notes”) outstanding under the Indenture, dated as of March 6, 2012, among the Authority, as issuer, the Mohegan Tribe of Indians of Connecticut, the guarantors party thereto, and U.S. Bank National Association, as trustee, in accordance with the redemption provisions therein. The Redemption Notes will be redeemed on September 10, 2015. After giving effect to the Redemption, the aggregate principal amount of the Authority’s 11% senior subordinated notes due 2018 outstanding will be $100,190,000.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, or the Tribe, a federally-recognized Indian tribe with an approximately 544-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive authority to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex located on an approximately 185-acre site on the Tribe’s reservation. Through its subsidiary, Downs Racing, L.P., the Authority also owns and operates Mohegan Sun Pocono, a gaming and entertainment facility located on an approximately 400-acre site in Plains Township, Pennsylvania, and several off-track wagering facilities located elsewhere in Pennsylvania.

The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in southern New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.1 million square-foot facility, which includes Casino of the Earth, Casino of the Sky, Casino of the Wind, 100,000 square feet of retail space, including The Shops at Mohegan Sun, a 10,000-seat Mohegan Sun Arena, a 350-seat Cabaret Theatre, 100,000 square feet of meeting and convention space and the 1,200-room luxury Sky Hotel Tower. Mohegan Sun Pocono operates in an approximately 400,000-square-foot facility, offering traditional slot machines and table games, live harness racing and simulcast and off-track wagering, a 238-room hotel, 20,000 square feet of meeting and convention space, several dining and retail options and a bus passenger lounge. More information about the Authority and its properties can be obtained by visiting www.mohegansun.com, www.mohegansunpocono.com or www.mtga.com.

Forward-Looking Statements

Some information included in this press release may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2014, as well as in the Authority’s other reports and filings with the Securities and Exchange Commission. Any forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure that projected results or events will be achieved or will occur.

Contacts:

Robert J. Soper

President

Mohegan Tribal Gaming Authority

(860) 862-8000

Mario C. Kontomerkos

Chief Financial Officer

Mohegan Tribal Gaming Authority

(860) 862-8000